Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

BETWEEN

SRX HEALTH SOLUTIONS, INC. AND CAROLINA MARTINEZ

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into as of July 14, 2025 (the “Amendment Effective Date”) by and between SRx Health Solutions, Inc., a Delaware corporation (f/k/a Better Choice Company, Inc., the “Company”) and Caolina Martinez (the “Executive”).

WHEREAS, Executive and the Company previously entered into an Employment Agreement effective as of August 2, 2023 (the “Employment Agreement”);

WHEREAS, on April 24, 2025, the Company consummated an amalgamation with SRx Health Solutions, Inc., a corporation organized under the laws of Ontario, Canada (“SRx Canada”), pursuant to which, among other things, SRx Canada become a wholly-owned subsidiary of the Company and the Company changed its name to SRx Health Solutions, Inc.;

WHEREAS, the Company and Executive each believe it is in their respective best interests to enter into amended employment terms for Executive setting forth Executive’s continuing role with the Company and the other mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s continued employment with the Company as its Chief Financial Officer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Employment Agreement is hereby amended as follows:

a. The first sentence of Section A. of Article II is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“The Company shall pay the Executive an annual base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00), which salary shall become effective (and retroactively applied from and after) June 19, 2025.”

b. The following shall be added to the Employment Agreement as new Section E of Article II:

“E. One-Time Bonus. Within three (3) business days of the Amendment Effective Date, the Company shall pay the Executive a one-time bonus of $150,000.00, less applicable withholding taxes (the “One-Tine Bonus”). Notwithstanding the foregoing, if the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from her employment with the Company without Good Reason, in either case within 90 days following the Amendment Effective Date, the Executive shall be required to remit back to the Company the full amount of the One-Time Bonus received by Executive within three (3) business days following such termination of employment with the Company.

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2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

3. This Amendment shall be governed by and construed under the laws of the State of Florida.

4. Except as otherwise amended under this Amendment, the remaining provisions of the Employment Agreement apply in full force and effect.

5. This Amendment may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All such counterparts may be delivered by facsimile or other electronic means and each such electronically delivered counterpart shall be deemed an original and shall be binding upon the parties for all purposes herein.

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IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed as of the first date written above.

COMPANY:

SRX HEALTH SOLUTIONS, INC.

By:
Name:	Lionel Conacher
Title:	Chairman

EXECUTIVE:

Carolina (Nina) Martinez

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